Exhibit 99.1

 BBSI Reports Third Quarter 2015 Financial Results

- Q3 Net Revenues up 14% to $199.3 Million; Non-GAAP Gross Revenues up 17% to $1.1 Billion -

VANCOUVER, Washington, October 27, 2015 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 14% to $199.3 million

•	Non-GAAP gross revenues up 17% to $1.1 billion

•	Net income of $11.6 million compared to a net loss of $37.8 million

•	Diluted earnings per share of $1.57 compared to a loss of $5.27 per diluted share

Third Quarter 2015 Financial Results

Net revenues in the third quarter of 2015 increased 14% to $199.3 million compared to $175.0 million in the third quarter of 2014.

Total non-GAAP gross revenues in the third quarter of 2015 increased 17% to $1.1 billion compared to $900.2 million in the third quarter of 2014 (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s co-employed client count and same-store sales growth, partially offset by a 4% decline in staffing services revenue.

Net income for the third quarter of 2015 was $11.6 million or $1.57 per diluted share, compared to a net loss of $37.8 million or $(5.27) per diluted share in the year-ago quarter. The net loss in the third quarter of 2014 was the result of the Company’s recognition of an additional increase to its self-insured workers’ compensation reserve of $80.0 million.

At September 30, 2015, the Company’s cash, cash equivalents, marketable securities, and restricted securities totaled $273.9 million compared to $239.1 million at December 31, 2014.

Management Commentary

“We delivered another quarter of strong results with gross revenues up 17%, surpassing a quarterly threshold of $1 billion for the first time in our Company’s history,” said Michael Elich, president and CEO of BBSI. “These results were driven by the addition of 160 new client companies and 10.6% same-store sales growth. This was tempered by a slight year-over-year decline in our staffing business due to a decrease in seasonal employee hiring related to the West Coast drought, as well as a shortage in labor to meet the staffing demand in some of our markets.

“These types of episodic fluctuations are not uncommon in the staffing industry and we expect the seasonal challenges to subside in our fourth quarter. We are not experiencing these same impacts in our PEO business, which comprises the majority of our revenues and, as such, we reiterate our rolling 12-month outlook of 18% gross revenue growth.”

12 Month Outlook

BBSI expects non-GAAP gross revenues for the next 12 month period to increase approximately 18%. Included in this expectation is a high single-digit contribution from same-store sales growth, as well as continued growth from new business consistent with current trends.

Conference Call

BBSI will conduct a conference call tomorrow, October 28, 2015 at 9:00 a.m. Pacific time (12:00 p.m. Eastern time) to discuss its financial results for the third quarter ended September 30, 2015. The Company’s President and CEO Michael Elich and CFO James Miller will host the call, followed by a question and answer period.

Date: Wednesday, October 28, 2015

Time: 9:00 a.m. Pacific time (12:00 p.m. Eastern time)

Toll-free dial-in number: 1-888-523-1225

International dial-in number: 1-719-325-2354

Conference ID: 9461426

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=116529 and via BBSI’s investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 12:00 p.m. Pacific time on the same day through November 28, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 9461426

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Service revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2015	2014	2015	2014

Revenues:
Professional employer services	$1,010,757	$851,649	$2,798,038	$2,305,413
Staffing services	46,617	48,503	128,130	120,520
Total revenues	1,057,374	900,152	2,926,168	2,425,933
Cost of revenues:
Direct payroll costs	886,984	756,665	2,457,192	2,042,063
Payroll taxes and benefits	74,358	65,061	234,798	199,008
Workers' compensation	52,081	121,208	145,087	188,486
Total cost of revenues	1,013,423	942,934	2,837,077	2,429,557
Gross margin	$43,951	$(42,782)	$89,091	$(3,624)

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended September 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2015	2014	2015	2014	2015	2014
Revenues:
Professional employer services	$1,010,757	$851,649	$(858,123)	$(725,193)	$152,634	$126,456
Staffing services	46,617	48,503	-	-	46,617	48,503
Total revenues	$1,057,374	$900,152	$(858,123)	$(725,193)	$199,251	$174,959
Cost of revenues	$1,013,423	$942,934	$(858,123)	$(725,193)	$155,300	$217,741

	(Unaudited)
	Nine Months Ended September 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2015	2014	2015	2014	2015	2014
Revenues:
Professional employer services	$2,798,038	$2,305,413	$(2,377,605)	$(1,964,765)	$420,433	$340,648
Staffing services	128,130	120,520	-	-	128,130	120,520
Total revenues	$2,926,168	$2,425,933	$(2,377,605)	$(1,964,765)	$548,563	$461,168
Cost of revenues	$2,837,077	$2,429,557	$(2,377,605)	$(1,964,765)	$459,472	$464,792

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations for gross revenues for the next 12 months, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the potential for material deviations from expected future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2014 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$16,881	$11,544
Marketable securities	5,071	29,957
Trade accounts receivable, net	155,706	102,627
Income taxes receivable	-	11,421
Prepaid expenses and other	4,268	3,813
Restricted marketable securities and workers' compensation deposits	30,849	3,776
Deferred income taxes	15,770	15,791
Total current assets	228,545	178,929
Marketable securities	6,088	20,930
Property, equipment and software, net	22,465	22,675
Restricted certificates of deposit	88,320	114,335
Restricted marketable securities and workers' compensation deposits	126,694	58,533
Other assets	4,728	5,306
Goodwill	47,820	47,820
	$524,660	$448,528

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$25,220	$25,220
Accounts payable	3,182	2,719
Accrued payroll, payroll taxes and related benefits	161,445	120,133
Income taxes payable	5,300	-
Other accrued liabilities	1,802	1,917
Workers' compensation claims liabilities	62,167	54,049
Safety incentives liabilities	19,960	14,232
Total current liabilities	279,076	218,270
Long-term workers' compensation claims liabilities	175,789	161,933
Long-term debt	9,667	19,833
Deferred income taxes	8,159	8,159
Customer deposits and other long-term liabilities	1,475	1,675
Stockholders' equity	50,494	38,658
	$524,660	$448,528

Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2015	2014	2015	2014
Revenues:
Professional employer service fees	$152,634	$126,456	$420,433	$340,648
Staffing services	46,617	48,503	128,130	120,520
Total revenues	199,251	174,959	548,563	461,168
Cost of revenues:
Direct payroll costs	35,308	37,087	97,260	91,815
Payroll taxes and benefits	74,358	65,061	234,798	199,008
Workers' compensation	45,634	115,593	127,414	173,969
Total cost of revenues	155,300	217,741	459,472	464,792
Gross margin	43,951	(42,782)	89,091	(3,624)
Selling, general and administrative expenses	25,440	21,213	63,693	53,540
Depreciation and amortization	721	646	2,113	1,843
Income (loss) from operations	17,790	(64,641)	23,285	(59,007)
Other (expense) income, net	(309)	290	(1,233)	486
Income (loss) before taxes	17,481	(64,351)	22,052	(58,521)
Provision for (benefit from) income taxes	5,903	(26,533)	7,530	(24,403)
Net income (loss)	$11,578	$(37,818)	$14,522	$(34,118)
Basic income (loss) per common share	$1.61	$(5.27)	$2.03	$(4.76)
Weighted average basic common shares outstanding	7,201	7,177	7,163	7,173
Diluted income (loss) per common share	$1.57	$(5.27)	$1.98	$(4.76)
Weighted average diluted common shares outstanding	7,362	7,177	7,339	7,173

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com